EXHIBIT 2.1








                            ASSET PURCHASE AGREEMENT

                                  By and among

                           DEGUSSA WALL SYSTEMS, INC.,
                 DEGUSSA CONSTRUCTION CHEMICALS OPERATIONS, INC.


                                       AND


                                 ACROCRETE, INC.





                                  July 25, 2005

                            ASSET PURCHASE AGREEMENT

     THIS AGREEMENT ("Agreement") is made this 25th day of July, 2005, by and among Degussa Wall Systems, Inc., a corporation organized under the laws of Delaware ("DWS"), Degussa Construction Chemicals Operations, Inc., a corporation organized under the laws of Delaware ("DCCO") (DCCO and DWS are hereinafter collectively referred to as "Purchaser") and Acrocrete, Inc., a corporation organized under the laws of Florida ("Acrocrete" or "Seller").

                                R E C I T A L S:

     A. Acrocrete is the owner and operator of certain operating assets used in the production of EIFS and related products ("Products") at its facility in Kennesaw, Georgia (the "Facility").

     B. Purchaser desires to purchase, and Seller desires to sell to Purchaser, certain of the assets of Seller associated with the Products, and used exclusively in the operation of the Facility (the "Business") as provided in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

                                   ARTICLE I

                TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

     Section 1.01 Transfer of Assets to Purchaser. (a) On the terms and subject to the conditions in this Agreement, on the Closing Date (as defined in Article VII (Closing) hereof), Seller or Seller's affiliates, will convey, transfer, assign and deliver to Purchaser, free and clear of all liens, charges, covenants, conditions, easements, limitations, servitudes, encroachments, security interests, adverse claims and demands whatsoever (collectively, "Encumbrances"), the following assets owned by Seller or used by Seller in Seller's operation of the Business (except Excluded Assets as defined in Section
1.02 (Excluded Assets) hereof)::

               (i) Proprietary Rights. All proprietary rights and proprietary information consisting of customer lists, trade secrets, product formulations, manufacturing know-how, quality specifications and test procedures, research findings, and research-in-progress, and all attendant registrations and applications thereof which are used exclusively in the Business and which are listed on Schedule 1.01(a)(i);

               (ii) Trade and Domain Names. All right, title and interest in and to the trade name "Acrocrete" and the domain name www.acrocrete.com and any derivations thereof in which Acrocrete has reserved rights.

              (iii) Code Approvals. All code approvals associated with the
                    Business and which are listed on Schedule 1.01(a)(iii).

     (b) On the terms and subject to the conditions in this Agreement, on September 30, 2005, Seller or Seller's affiliates, will convey, transfer, assign and deliver to Purchaser, free and clear of all Encumbrances, the following assets owned by Seller or used by Seller in Seller's operation of the Business (except Excluded Assets as defined in Section 1.02 (Excluded Assets) hereof):

               (i) Machinery & Equipment. That certain machinery and equipment as set forth on Schedule 1.01(b)(i) (the "Equipment");

               (ii) Accounts Receivable. All collectible accounts receivable of
                    All South and B&L Distributing less than one hundred twenty
                    (120) days which are outstanding on the books of the Business as of September 30, 2005 (the "Accounts Receivable").

              (iii) Contracts. Those certain contracts identified on Schedule
                    1.01(b)(iii) (the "Assumed Contracts");

               (iv) Permits. The licenses, permits, rights and authorizations relating to the ownership, use and operation of the Subject Assets (as defined below) to the extent transferable (the "Permits") listed on Schedule 1.01(b)(iv).

               (v) Books and Records. Copies of such books and records as may be reasonably required by the Purchaser and directly related to the Business, which are readily available and kept in the ordinary and regular course of business relating exclusively to the Business, but excluding Seller's corporate books and records (the "Books and Records");

               (vi) Business Data. Any other information, records or data maintained in electronic form or otherwise as Buyer may deem reasonably necessary to the Business, which relate exclusively to the Business.

               (vii) Employee Agreements. All rights of Seller in connection with any employee non-compete and non-disclosure agreements or policies for any employees of the Business who are to be employed by the Purchaser following September 30, 2005 in accordance with Section 11.03 hereinto the extent transferable and;

     All of the items listed in Section 1.01 are referred to collectively, the "Subject Assets."

     Section 1.02 Excluded Assets. The Subject Assets shall not include any tangible or intangible assets not listed in Section 1.01, including but not limited to:

          (a) Cash and Deposits. All cash on hand and in accounts deposits and prepayments of Seller.

          (b) Machinery, Vehicles and Equipment. All machinery, vehicles and equipment not listed on Schedule 1.01(b)(i);

          (c) Real Property, Improvements and Fixtures. All real property owned or leased and the improvements and fixtures associated therewith;

          (d) Investments. Investments in securities, bonds or similar assets held through one or more brokerage or similar accounts;

          (e) Other Accounts. Any and all accounts receivables not identified in Section 1.01(b) as well as related party or inter-company accounts or notes receivable;

          (f) Corporate Records. All corporate records of Seller, except as included in Acquired Assets; and

          (g)  Insurance. Any insurance policies of Seller.

     Section 1.03 Assumed Liabilities. Except for any future obligations under any Assumed Contracts, Seller understands, acknowledges and agrees that Purchaser is not assuming, and under no circumstances shall it have any liability for, any debt, liability, or obligation of Seller or the Business whatsoever, whether vested or contingent, known or unknown, including, without limitation, trade accounts payable as of the Closing Date incurred in the ordinary course of business.

     Section 1.04 Excluded Liabilities. Without limiting the generality of
Section 1.03, Purchaser is not assuming and under no circumstances shall it have any liability of Seller for:

          (a) any liability or obligation under any "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended, any fringe benefit plan, any equity compensation plan or arrangement, any plan, policy or arrangement for the provision of executive compensation, incentive benefits, bonuses or severance benefits, any employment contract, collective bargaining agreement, deferred compensation agreement, cafeteria plan or split-dollar insurance arrangement, or any other plan, policy or arrangement for the provision of employee benefits (collectively, "Plans");

          (b) any liability or obligation resulting from or arising out of any leased property;

          (c) any salary, bonus, accrued vacation, payroll, severance, workers compensation, health care or other benefits obligation, or other reimbursements owed by Seller to any of their employees, sales agents, independent sales representatives or other persons;

          (d) any obligation of Seller for Taxes (as such term is defined in Section 3.05 (Taxes) hereof);

          (e) any obligation or liability of Seller with respect to violation of any Laws (as such term is defined in Section 3.14 (Compliance with Laws) hereof);

          (f) any liability or obligation of Seller for any tort claims, including, without limitation, claims for product liability, sexual harassment, or employment or other discrimination; and

          (g) any debts and liabilities of Seller, including inter-company accounts payable, and loans from shareholders or affiliates . All of the above as they exist on the Closing Date collectively referred to as the "Excluded Liabilities."

     Section 1.05 Method of Conveyance and Transfer. The conveyance, transfer and delivery of the Subject Assets will be effected by bills of sale, endorsements, assignments and other instruments of transfer, all in such form as Purchaser reasonably requests, vesting in Purchaser's good and marketable title to the Subject Assets, free and clear of all Encumbrances.

     Section 1.06 Further Assurances. Seller, at any time after September 30, 2005, upon request of Purchaser will do, execute, acknowledge and deliver, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required for the conveying, transferring, assigning, and delivering to Purchaser or its successors and assigns and for aiding and assisting in collecting and reducing to possession the Subject Assets.

     Section 1.07 Testing Codes.

     (a) Availability to Purchaser. Without in any way limiting the generality of Section 1.06 (Further Assurances) hereof, until the transfer of the Testing Codes to Purchaser is complete but in no event later than the date that is six
(6) months from the Closing Date, Seller hereby covenants and agrees to take any action necessary to maintain and ensure the availability to Purchaser of the Testing Codes for any customary commercial or economic purpose; provided however, any expenses associated with compliance with this Section 1.07(a) shall be borne by the Purchaser

     (b) No Retransfer. Seller shall not, directly or indirectly, consent to transfer or otherwise permit the use of the Testing Codes for any purpose whatsoever by any entity, including, without limitation, modifications and enhancements, except pursuant to Section 1.01 (Transfer of Assets to Purchaser) hereof. The foregoing notwithstanding, Seller may transfer the Testing Codes to the successor to all or substantially all of its entire business and assets.

                                   ARTICLE II

                            PAYMENT OF PURCHASE PRICE

     Section 2.01 Payment by Purchaser. Purchaser will pay to Seller or its designated affiliates as determined by the Seller, by wire transfer to an account or accounts designated in writing by Seller, or by certified or official bank checks in immediately available funds, the purchase price for the Subject Assets in amounts as follows (collectively, the "Purchase Price"):

          (a)  At the Closing, Two Hundred Fifty Thousand Dollars ($250,000);

plus

          (b) On September 30, 2005, Eight Hundred Fifty Thousand Dollars ($850,000.00);

plus

          (c) On September 30, 2005, or on the date when possession of the Equipment is delivered to Purchaser on the terms set forth herein, the net book value on September 30, 2005 of the Equipment as set forth on the financial statements of the Seller;

plus

          (d) On September 30, 2005, the net book value as of September 30, 2005 of the then outstanding Accounts Receivable. Any Account Receivable that remains outstanding after ninety (90) days following September 30, 2005 may be assigned by Purchaser back to the Seller and the amount of the Accounts Receivable so assigned will be refunded to Buyer as a post-closing adjustment after the end of the ninety (90)-day period. The Buyer shall use its commercially reasonable efforts to collect the Accounts Receivable, consistent with Buyer's customary collection practices. In the event that such Accounts Receivables are reassigned to Seller, Seller shall have the right to take any action deemed necessary in the Seller's sole discretion to collect such Accounts Receivable.

     In the event Seller or Just-Rite Supply, Inc elects to make purchases of products pursuant to the Distribution Agreement (as defined below) or otherwise, Purchaser agrees to pay a portion of the balance owed under subsection 2.01(b) (but not to exceed $850,000), above, within fifteen (15) days of the end of the month in which such purchases were made, in an amount equal to such purchases. The amount owed by Purchaser on September 30, 2005 shall be reduced by the amount paid early by Purchaser pursuant to this paragraph.

     Section 2.02 Transfer Taxes. All applicable state, county and local sales and transfer taxes, if any, arising by reason of the transfer of the Subject Assets under this Agreement will be borne by Seller.

                                  ARTICLE III

                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS
                                    OF SELLER

     Seller represents and warrants to, and agrees with, Purchaser as follows:

     Section 3.01 Organization and Standing. Seller is a corporation duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of formation or organization. Seller has full power and authority to carry on its business as and where now conducted and to own or lease and operate its properties at and where now owned or leased and operated by it, and is duly qualified to do business and is in good standing in every jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary, including without limitation, Georgia, except where the failure to be so qualified would not have a material adverse effect on such Seller, the Subject Assets or the Business.

     Section 3.02 Authority of Seller; Consents. The execution, delivery and consummation of this Agreement by Seller has been duly authorized by its board of directors and the shareholders of Seller in accordance with all applicable laws and the Articles of Incorporation and Bylaws of Seller, and at the Closing Date no further corporate action will be necessary on the part of Seller, or the shareholders of any Seller to make this Agreement valid and binding on Seller and enforceable against Seller in accordance with its terms. The execution, delivery and consummation of this Agreement by Seller:

          (a) is not contrary to the Articles of Incorporation or Bylaws of Seller;

          (b) does not now and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any indenture, mortgage, deed of trust, lease, instrument, order, judgment, decree, rule, regulation, law, contract, agreement or any other restriction to which Seller is a party or to which Seller, or any of the Subject Assets are subject or bound;

          (c) will not result in the creation of any Encumbrance or other charge upon any of the Subject Assets; and

          (d) will not result in any acceleration or termination of any loan or security interest agreement to which Seller is a party or to which Seller, or any of the Subject Assets are subject or bound.

     Except as may be listed on Schedule 3.02 hereto, no approval or consent of any person, firm or other entity or governmental body is or was required to be obtained by Seller for the authorization of this Agreement or the consummation by Seller of the transactions contemplated by this Agreement.

     Section 3.03 Title to and Condition of Assets.Seller, or its affiliates, own and possess or will own and possess as of the Closing Date all right, title and interest in and to the Subject Assets, including, without limitation good and merchantable title to the Subject Assets free and clear of all Encumbrances or other title defects or restrictions of any nature. Seller or its Affiliates, have and will have as of the Closing Date the right, power and authority to convey, transfer, assign and deliver the Subject Assets free and clear of any Encumbrance or restriction. There are no facts known to Seller that might reasonably serve as a basis, in whole or in part, for any material liabilities or obligations not disclosed in this Agreement or in the Schedules to this Agreement that would impair the Seller's ability to consummate the subject transaction on the terms set forth herein. Purchaser has, prior to Closing, inspected the Subject Assets and accepts them "as is" and acknowledges that Seller or its affiliates conveys the same without warranty, except as otherwise provided herein.

     Section 3.04 Brokerage and Finder's Fees. No shareholder, officer, director or agent of Seller have incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, or commissions with respect to the transactions contemplated by this Agreement.

     Section 3.05 Taxes. Seller has complied in all material respects all applicable laws, rules and regulations relating to the payment and withholding of local, state and federal taxes and, to Seller's knowledge, the Business is not subject to any levy, lien or judgment arising from or related to Seller's failure to comply with or to timely pay any liabilities arising under such tax laws.



     Section 3.06 Assumed Contracts. Schedule 1.01(b)(iii) hereto is a true and correct list of each Assumed Contract. A true, correct and complete copy of each written, and a description of each oral, Assumed Contract so listed has been delivered to Purchaser or its counsel.

     Section 3.07 Litigation. Except as set forth on Schedule 3.07, there are no actions, suits, claims, administrative or judicial proceedings by or against the Seller affecting the Subject Assets, pending before any state or federal court or any governmental authority (or, to the knowledge of the Seller, threatened to be brought by or before any governmental authority) that has had or could reasonably be expected to have a material adverse effect on the Subject Assets or could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated thereby.

     Section 3.08 Employees/Independent Sales Representatives; Distributorship Agreements. Schedule 3.08 hereto is a true and correct list of all written or known distributorship agreements or similar written or known agreements to which Seller is a party, if any. A true, correct and complete copy of each written such agreement has been delivered to Purchaser or its counsel.

     Section 3.09 Intellectual Property Rights.

          (a) The Intellectual Property Rights used in the Business and included in the Subject Assets are set forth on Schedule 3.09(a) hereto and copies have been delivered to Purchaser and its counsel. All Intellectual Property Rights included in the Subject Assets, are valid and subsisting and, to the extent indicated, have been duly registered in, filed in or issued by the United States Patent and Trademark Office or other corresponding applicable governmental agency or office. Seller has never been charged with or to its knowledge infringed or violated any Intellectual Property Rights of third parties. To the Seller's knowledge, Seller is not using, and has not in any way made use of, any patentable or unpatentable invention, or any confidential information or trade secret, of any former owner or any present or past employee of Seller. Premix-Marbletite Manufacturing Co. ("Premix") is the sole and exclusive owner of all Intellectual Property Rights included in the Subject Assets (except for the rights of licensees whose names and address are listed and identified on Schedule 3.09(a)) hereto, and Premix has full authority to and shall transfer such Intellectual Property Rights with full title guaranty, free and clear of all Encumbrances.

          (b) To the Seller's knowledge, the Seller has not disclosed any confidential Business information in its possession to any person to whom it is not obligated to do so. To the knowledge of Seller, there is no unauthorized use or infringement by any person of any of the Intellectual Property Rights or confidential Business Information used in the Business, nor to the Seller's knowledge has any such unauthorized use or infringement occurred during the five (5) year period prior to this Agreement.

     Section 3.10 Compliance with Laws. To the Seller's knowledge, Seller has complied with all laws, regulations, rules and orders of any governmental department or agency or any other commission, board, agency or instrumentality, federal, state or local, or other requirements of law (collectively, "Laws") affecting the Subject Assets in all material respects, and to the Seller's knowledge, Seller is not in default under or in violation of any provision of any federal, state or local law, regulation, rule or order in any material respect. Seller has not received notice of any such actual or potential non-compliance, defaults or violations.

     Section 3.11 Products. The Products sold by Seller conform to and meet or exceed the standards required by all applicable Laws, ordinances and regulations now in effect within the markets in which such products are sold in all material respects. Seller has not received notice of, and has no reason to believe that its products do not conform to and meet or exceed such standards, or that any such legislation, ordinance or regulation may be adopted within the markets in which such Products are sold in all material respects.

     Section 3.12 Warranty Claims. Schedule 3.12 contains an accurate list of details or summaries of warranty claims relating to the Business during the last five (5) years. No claims of customers or others based on an alleged or admitted defect of material, workmanship or design or otherwise in or in respect of any of Seller's products are presently pending or threatened whether pending or threatened, shall constitute assumed liabilities of the Purchaser.

     Section 3.13 FIRPTA. Seller is not a non-resident alien individual, foreign person, or foreign corporation for purposes of the provision of Sections 871, 882 or 1445 of the Code. On or before the Closing Date, Seller will deliver to Purchaser qualifying statements as defined in Section 1445 of the Code or executed affidavits pursuant to Section 1445 of the Code.



                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser warrants and represents to, and agrees with, Seller as follows:

     Section 4.01 Organization. DCCO is a corporation duly organized, and DWS is a corporation duly organized, each validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on Purchaser. Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on Purchaser.

     Section 4.02 Corporate Authorization; Validity of Agreement; Necessary Action. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. As of the Closing Date, the execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will have been duly and validly authorized and no other corporate action or proceedings on the part of Purchaser will be necessary to authorize the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser, and, assuming this Agreement constitutes valid and binding obligations of Seller, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

     Section 4.03 Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance of Purchaser with any of the provisions hereof will: (i) conflict with or result in any breach of any provision of the organizational documents of Purchaser; (ii) require any filing with, or permit, authorization, consent or approval of, any governmental entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on Purchaser, or would not, or would not be reasonably likely to, materially impair the ability of Purchaser to consummate the transactions contemplated hereby); (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guaranty, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its respective properties or assets may be bound; or
(iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults that would not have a material adverse effect on Purchaser, or would not, or would not be reasonably likely to, materially impair the ability of Purchaser to consummate the transactions contemplated hereby.

     Section 4.04 Brokerage and Finder's Fees. No shareholder, officer, director or agent of Purchaser has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated hereby.

                                   ARTICLE V

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

     The obligations of Purchaser under this Agreement are, at its option, subject to satisfaction of the following conditions at or prior to the Closing
Date:

     Section 5.01 Representations True. The representations and warranties of Seller contained in this Agreement are true, complete and accurate in all material respects on and as of the Closing Date to the same extent and with the same force and effect as if made on such date, except as affected by the transactions contemplated under this Agreement.

     Section 5.02 All Consents Obtained. All approvals or consents required to be obtained by Seller have been obtained from all local, state and federal departments and agencies, from all other commissions, boards, agencies and from any other person or entity whose approval or consent is necessary to consummate the transactions contemplated under this Agreement.

     Section 5.03 Performance and Obligations. Seller has duly performed all obligations, covenants and agreements undertaken by Seller in this Agreement and has complied with all terms and conditions applicable to them under this Agreement to be performed and complied with on or before the Closing Date.

     Section 5.04 Receipt of Documents by Purchaser. Purchaser has received:

          (a) a certificate executed by the President and Secretary (or persons with comparable duties) of Seller certifying as to the fulfillment of the matters contained in Section 5.01 (Representations True), Section 5.02 (All Consents Obtained),
               Section 5.03 (Performance and Obligations) and Section 5.06 (Delivery of Books and Records) hereof;

          (b) a certificate of good standing from the Secretary of State of the State of Florida, as of a date not more than five (5) days prior to the Closing, and a certificate of good standing or equivalent thereof, issued by the Secretary of State of the State of Georgia;

          (c) certified copies of resolutions duly adopted by the shareholders and board of directors of Seller approving this Agreement and the transactions contemplated pursuant thereto; and

     Section 5.05 No Litigation. No suit, action, or other proceeding is threatened or pending before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or relief in connection with this Agreement or the consummation of this Agreement, or which is likely to materially and adversely affect the value of the Subject Assets.

     Section 5.06 Delivery of Books and Records. Seller has delivered or made available to Purchaser the Books and Records , including, without limitation, copies of all Assumed Contracts and files and records relating to employees that are hired by the Purchaser in accordance with Section 11.03.

     Section 5.07 Instruments of Transfer. Seller has executed and delivered to Purchaser good and sufficient instruments of transfer and conveyance transferring and conveying to Purchaser title to all of the Subject Assets as required pursuant to Section 1.05 (Method of Conveyance and Transfer) hereof. The instruments of transfer and conveyance must be in form and substance reasonably satisfactory to Purchaser and its counsel, which form is usual and customary for transferring and conveying the type of property involved under the laws of the jurisdictions applicable to such transfer and conveyance.

     Section 5.08 Distribution Agreement. Seller's affiliate, Just-Rite Supply, Inc., shall have executed the Distribution Agreement (the "Distribution Agreement"), attached hereto as Exhibit ___, and by reference made a part hereof.

     Section 5.09 Guaranty. Seller's parent company, Imperial Industries, Inc., shall have delivered a guaranty (the "Guaranty") to Purchaser, guaranteeing the obligations of Seller relating to the representations and warranties and the indemnification provisions under this Agreement, together with the obligations of Just-Rite Supply, Inc. to pay the Shortfall Requirement (as that term is defined in the Distribution Agreement) under Section 10 of the Distribution Agreement. In the event of a sale of all or substantially all of the assets of Imperial Industries, Inc., the obligations set forth in the Guaranty shall be assumed by the purchaser of such assets and Purchaser shall receive prior written notice of such proposed assumption. Section 5.10 Absence of Changes.There has been no material adverse change in the Subject Assets since the date of this Agreement.



                                   ARTICLE VI

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligations of Seller under this Agreement are, at their option, subject to satisfaction of the following conditions at or prior to the Closing
Date:

     Section 6.01 Representations True. The representations and warranties of Purchaser contained in this Agreement are true, complete and accurate in all material respects on and as of the Closing Date to the same extent and with the same force and effect as if made on such date, except as affected by the transactions contemplated under this Agreement.

     Section 6.02 Performance of Obligations. Purchaser has duly performed all obligations, covenants and agreements undertaken by Purchaser in this Agreement and has complied with all the terms and conditions applicable to them under this Agreement to be performed or complied with on or before the Closing Date.

     Section 6.03 Receipt of Documents by Seller.

          (a) Seller has received that portion of the Purchase Price required to be paid at Closing under Article II hereof.

          (b) Seller has received a certificate executed by the President and Secretary (or persons with comparable duties) of Purchaser certifying as to the fulfillment of the matters contained in
               Section 6.01 (Representations True) and Section 6.02 (Performance of Obligations) hereof;

          (c) Seller has received certified copies of resolutions duly adopted by the Board of Directors of Purchaser, as the case may be, approving this Agreement and the transactions contemplated hereby;

     Section 6.04 No Litigation. No suit, action, or other proceeding is threatened or pending before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or obtain material damages or relief from Seller in connection with this Agreement or the consummation of this Agreement.

     Section 6.05 Distribution Agreement. DWS shall have executed the Distribution Agreement.

                                  ARTICLE VII

                                    CLOSING

     The closing of the transactions contemplated by this Agreement (the "Closing") will take place on July 25, 2005 at the offices of Seller at 10:00 AM EDT or such other place or date mutually agreeable to the parties (the "Closing Date"). If the Closing has not taken place by such date by reason of failure of fulfillment of any condition or conditions contained in this Agreement, then the non-breaching party may, by written notice to the other party, extend the Closing Date for a period of thirty (30) days to permit fulfillment of such condition or conditions. Unless the parties otherwise agree in writing, if the Closing has not occurred by July 30, 2005, then this Agreement will be deemed to have been terminated and abandoned, subject to the legal rights and remedies of either party arising out of the other party's breach of any of the provisions of this Agreement. The parties will in good faith use all reasonable efforts to achieve the Closing.



                                  ARTICLE VIII

                            TERMINATION OF AGREEMENT

     This Agreement and the transactions contemplated under it may be terminated and abandoned at any time prior to the Closing Date:

          (a) by mutual consent in writing of Purchaser, on the one hand, and Seller, on the other hand;

          (b) by Purchaser, on the one hand, or Seller, on the other hand, if, in the case of Purchaser, there has been a material misrepresentation or breach of representation or warranty in the representation and warranties of Seller made under this Agreement or if, in the case of Seller, there has been a material misrepresentation or breach of representation or warranty in the representations and warranties of Purchaser made under this Agreement;

          (c) by Purchaser if all or a material portion of the Subject Assets have been materially damaged or destroyed before the Closing; or

          (d) by Purchaser, if any of the conditions contained in Article 5 (Conditions Precedent to Obligations of Purchaser) hereof, or by Seller, if any of the conditions contained in Article 6 (Conditions Precedent to Obligations of Seller) hereof, respectively, have not been fulfilled in all material respects.

     Any termination pursuant to this Article 8 will not affect the obligations of the parties under Article 13 (Expenses) or Section 17.05 (Right of Inspection) hereof, and will be without prejudice to the terminating party's legal rights and remedies by reason of any breach of this Agreement occurring prior to such termination. Notwithstanding anything in this Agreement to the contrary, if, on the Closing Date, Purchaser: (i) has complied with all of the conditions to Closing contained in Article 6 (Conditions Precedent to Obligations of Seller) hereof; (ii) has notified Seller of their intention to consummate the transactions contemplated under this Agreement; and (iii) is ready and able to pay Seller the purchase price and furnish evidence to that effect to Seller, and if the Closing does not then occur due to the refusal of Seller to so consummate the transactions contemplated under this Agreement, Purchaser will be entitled to specifically enforce the terms of this Agreement in a court of competent jurisdiction, it being acknowledged that monetary damages due Purchaser in such case cannot be adequately determined at law. Notwithstanding anything in this Agreement to the contrary, if, on the Closing Date, Seller: (i) has complied with all of the conditions to Closing contained in Article 6 (Conditions Precedent to Obligations of Purchaser) hereof; (ii) has notified Purchaser of their intention to consummate the transactions contemplated under this Agreement; and (iii) is ready and able to deliver the Subject Assets to Seller, and if the Closing does not then occur due to the refusal of Purchaser to so consummate the transactions contemplated under this Agreement, in addition to any other remedy that may be available to Seller, Seller will be entitled to specifically enforce the terms of this Agreement in a court of competent jurisdiction, it being acknowledged that monetary damages due Seller in such case may not be adequately determined at law.

                                   ARTICLE IX

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                            INDEMNIFICATION; DISPUTES

     Section 9.01 Survival of Covenants, Agreements, Representations, and Warranties.

          (a) Representations and Warranties. Notwithstanding the Closing of the transactions contemplated under this Agreement, or any investigation made by or on behalf of any party to this Agreement, the representations and warranties of Seller and Purchaser contained in this Agreement or in any certificate or Schedule furnished or to be furnished pursuant to this Agreement, will survive the Closing for a period of one (1) year, except that the representation and warranty of Seller set forth in
               Section 3.05 (Taxes) in respect of the absence of levies, liens or judgments shall survive so long as any applicable statute of limitations has not expired. The representations or warranties of Seller contained in Section 3.02 (Authority of Seller; Consents) and Section 3.13 (Intellectual Property Rights) hereof shall have no expiration date. However, as to any breach of, or misstatement in, any such representation or warranty as to which the non-breaching party has given notice to the breaching party on or prior to the expiration of the applicable period, as above set forth, the same will continue to survive beyond said period, but only as to the matters contained in such notice.

          (b) Covenants and Agreements. The covenants and agreements set forth herein shall have no expiration date.

          (c) Claims. Claims for indemnification under this Article 9 (Survival of Representations and Warranties; Indemnification; Disputes) for breaches of representations and warranties must be made within the periods of limitation set forth in this Section 9.01 (excluding for these purposes claims for fraud or intentional misrepresentation, and claims for breaches of covenants or agreements); provided, however, that in the event a breach can reasonably be construed as a breach of either a representation and warranty, on the one hand, or a covenant or agreement, on the other hand, such breach shall be construed as a breach of a covenant or agreement for purposes of this Section 9.01.

     Section 9.02 Seller's Indemnification. Seller will indemnify and save harmless Purchaser and its subsidiaries, shareholders, directors, officers, employees and agents from any and all costs, expenses, losses, damages and liabilities (including, without limitation, reasonable legal fees and expenses) (collectively, the "Damages") incurred or suffered, directly or indirectly, by any of them resulting from or attributable to:

          (a) the breach of, or misstatement in, any one or more of the representations, warranties, covenants or agreements of Seller made in or pursuant to this Agreement;

          (b) any claims, demands, suits, investigations, proceedings or actions by any third party containing or relating to allegations that, if true, would constitute a breach of, or misstatement in, any one or more of the representations or warranties of Seller made in or pursuant to this Agreement;

          (c) any liability of Seller for claims of customers or others based on an alleged or admitted defect of material, workmanship or design or otherwise in or in respect of any of Seller's products manufactured by the Seller; or

          (d) any and all obligations, debts or other liabilities of Seller not expressly assumed by Purchaser, including Excluded Liabilities, pursuant to this Agreement;



     Section 9.03 Purchaser's Indemnification. Purchaser will indemnify and save harmless Seller from any and all Damages incurred or suffered directly or indirectly by Seller resulting from or attributable to

          (a) the breach of, or misstatement in, any one or more of the representations or warranties of Purchaser made in or pursuant to this Agreement.

          (b) any claims, demands, suits, investigations, proceedings or actions by any third party containing or relating to allegations that, if true, would constitute a breach of, or misstatement in, any one or more of the representations or warranties of Purchaser made in or pursuant to this Agreement;

          (c) any liability of Purchaser for claims of customers or others based on an alleged or admitted defect of material, workmanship or design or otherwise in or in respect of any products sold by the Purchaser following the Closing Date; or

          (d) any and all obligations, debts or other liabilities of Purchaser not expressly arising from the operation of the Subject Assets following Purchaser's possession of the Subject Assets;

     Section 9.04 Defense of Claim. In case any party (the "Indemnified Party") has received actual notice of any claim asserted or any action or administrative or other proceeding commenced in respect of which claim, action or proceeding indemnity properly may be sought against the other party (the "Indemnifying Party") pursuant to this Agreement, Indemnified Party will give notice in writing to Indemnifying Party. Within ten (10) days after receipt of such notice, Indemnifying Party may give Indemnified Party written notice of their election to conduct the defense of such claim, action or proceeding at their own expense. If Indemnifying Party has given Indemnified Party such notice of election to conduct the defense, Indemnifying Party may conduct the defense at their expense, but Indemnified Party will nevertheless have the right to participate in the defense, but such participation will be solely at the expense of Indemnified Party, without a right of further reimbursement. If Indemnifying Party has not so notified Indemnified Party in writing (within the time above provided) of its election to conduct the defense of such claim, action or proceeding, Indemnified Party may (but need not) conduct, at Indemnifying Party's expense, the defense of such claim, action or proceeding. Indemnified Party may at any time notify Indemnifying Party of Indemnified Party's intention to settle, compromise or satisfy any such claim, action or proceeding (the defense of which Indemnifying Party have not previously elected to conduct) and may make such settlement, compromise or satisfaction (at Seller' expense) unless Indemnifying Party notify Indemnified Party in writing (within twenty (20) days or such shorter period of time if required by the terms of the proposed settlement, but in no event less than five (5) days) after receipt of such notice of intention to settle, compromise or satisfy) of their election to assume (at their sole expense) the defense of any such claim, action or proceeding and promptly take appropriate action to implement such defense. Any settlement, compromise or satisfaction made by Indemnified Party, or any such final judgment or decree entered in, any claim, action or proceeding defended only by Indemnified Party, regardless of the amount or terms, will be deemed to have been consented to by, and will be binding on, Indemnifying Party as fully as though they alone, without Indemnified Party or any of them, had assumed the defense and a final judgment or decree had been entered in such proceeding or action by a court of competent jurisdiction in the amount of such settlement, compromise, satisfaction, judgment or decree. If Indemnifying Party has elected under this Section 9.04 to conduct the defense of any claim, action or proceeding, then Indemnifying Party will be obligated to pay the amount of any adverse final judgment or decree rendered with respect to such claim, action or proceeding subject to the terms of this Agreement. If Indemnifying Party elects to settle, compromise or satisfy any claim, action or proceeding defended by them, the cost of any such settlement, compromise or satisfaction will be borne entirely by Indemnifying Party and may be made only with the consent of Indemnified Party, which consent will not be unreasonably withheld. Indemnified Party and Indemnifying Party will use all reasonable efforts to cooperate fully with respect to the defense of any claim, action or proceeding covered by this
Section 9.03.

     Section 9.05 Indemnification Limitations.

          (a) Any of the foregoing notwithstanding, neither Purchaser, on the one hand, nor Seller, on the other hand, will have any right to indemnification for breaches of covenants, agreements, representations, and warranties unless and until the aggregate Damages indemnifiable by the indemnifying party exceed Ten Thousand Dollars ($10,000), and thereafter will be entitled to the Damages from the first dollar. In no event shall the aggregate indemnification to be paid by the Seller or the Purchaser under this Agreement exceed the Purchase Price. Notwithstanding any other provision of this Agreement, the Distribution Agreement shall not be subject to the indemnification cap set forth in this Section 9.05.

          (b) The limitations on indemnification set forth in paragraph (a) of this Section 9.06 shall not be applicable to any Damages resulting from or arising out of Excluded Liabilities, or breaches of covenants or agreements, including, without limitation, the covenants and agreements contained in Section
               1.03 (Assumed Liabilities), Section 1.04 (Excluded Liabilities), and Section 11.04 (Intellectual Property Matters) hereof. The parties hereto acknowledge and agree that in the event that there is a breach of one or more provisions of this Agreement, and such breach can reasonably be construed as a breach of either a representation and warranty, on the one hand, or a covenant or agreement, on the other hand, such breach shall be construed as a breach of a covenant or agreement for purposes of this Section 9.05.

                                   ARTICLE X

                          CONDUCT PRIOR TO CLOSING DATE

     Section 10.01 Continuation of Business. Until the September 30, 2005, Seller will not do or suffer to be done any of the following in respect of the Business, not in the ordinary and usual course of business, without the prior written consent of Purchaser, such consent not to be unreasonably withheld or delayed:

          (a) Dispose or contract to dispose of any Subject Assets or any interest in any Subject Assets;

          (b) Enter into any obligations or commitments for future payments other than in connection with fulfilling currently existing customer purchase orders, for Seller's own benefit, which would be assumed by the Purchaser;

          (c) Enter into any capital or operating lease, which would be assumed by the Purchaser;

          (d) Encumber any Subject Assets (other than in the ordinary course of business);

          (e) Negotiate with anyone other than Purchaser for, or participate with anyone other than Purchaser in, the acquisition of all or any part of the Subject Assets;

          (f) Enter into any contracts related to the Subject Assets that would be assumed by Purchaser, except in the ordinary course of business and consistent with past practice; and

     Section 10.02 Preservation of Business. Seller will prior to September 30, 2005 use its reasonable efforts, in respect of the Subject Assets:

          (a)  preserve intact its present organization and the Seller's
               Employees;

          (b) preserve its markets, order flow and operations, actual and potential, and its advantageous relationships with all persons having business dealings with them;

          (c) preserve and maintain in force all their licenses, certificates, leases, contracts, permits, registrations, franchises, confidential information, Intellectual Property Rights and applications for any of the same, and other similar rights. Seller will maintain in force all property, casualty, crime, life, directors, officers and other forms of insurance and bonds which they presently carry in respect of the Business; and

          (d) not in any way modify or alter its business relationships nor sign any new agreements with B&L Distributing or All South.

     Section 10.03 Consents and Approvals. Seller and Purchaser will use all commercially reasonable efforts to obtain all necessary consents and approvals of all persons, firms, entities and governmental authorities to the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE XI

                              ADDITIONAL COVENANTS

     Section 11.01 Allocation of Taxes; Filing Responsibility. Except as otherwise specifically agreed to herein, and only as it relates to the Business or Subject Assets, Seller shall file all tax returns and pay all taxes for all taxable periods ending on or before September 30, 2005.

     Section 11.02 . Authorization to use Subject Assets. The Purchaser hereby authorizes and grants a license, free of charge, to the Seller to continue to use the Subject Assets conveyed at the Closing to Purchaser for use by the Seller in the continuation of the Seller's Business through the date set forth in Section 17.03 herein.

     Section 11.03 Cessation of Operations. Within a reasonable time after the Closing, but in any event not later than September 30, 2005, Seller will cease all operations in respect of the Business except for activities necessary to comply with the terms of this Agreement, including Section 17.03 herein and the other agreements contemplated hereby. Seller agrees that, from and after September 30, 2005, Seller, its parent, affiliates and subsidiaries shall cease use of the name "Acrocrete" and all variations thereof.

     Section 11.04 Employees.

          (a) Within ten (10) days prior to September 30, 2005, Purchaser shall provide a list of Seller's employees to whom the Purchaser would like to extend a written offer of employment. Within five (5) days thereafter, Purchaser shall extend a written offer of employment to the employees on such written list. Seller will terminate the employment of Seller's employees who accept Purchaser's offer of employment effective September 30, 2005. In the event any notice is required under the Worker Adjustment Retraining Notification Act or other applicable plant closure law, such notice will be the sole responsibility of Seller.

          (b) Seller hereby covenant and agree that any liability or obligation resulting from the termination of the employment of any employee of Seller, whether claims for severance payments or other claims or other claims, shall be the responsibility of Seller, and Seller will indemnify and hold harmless Purchaser in connection with same.

          (c) Seller shall release, and shall notify of such release, the Seller's employees who accept Purchaser's offer of employment, upon termination of each Seller's Employee's employment, from any obligations of confidentiality or non-competition solely as to such employees' employment with the Purchaser.

          (d) Notwithstanding any other provision of this Agreement, Purchaser agrees that it will not, as a part of this transaction, solicit Brian Lefevre to terminate his employment with Seller or otherwise directly or indirectly offer employment to Brian Lefevre for a period of two (2) years following September 30, 2005, unless Seller and its affiliates terminate Brian Lefevre' employment.

     Section 11.05 Intellectual Property Matters. At the Closing, Seller shall convey to Purchaser the confidential formula, testing data and technical information (the "Testing Codes") for the Products set forth on Schedule 11.05 herein subject to the license set forth in Section 11.02. Seller covenants and agrees that the Testing Codes will be kept strictly confidential.

     Section 11.06 Warranty Claims. Purchaser, on the one hand, and Seller, on the other hand, agree that if after the Closing Date, there are warranty claims of customers or others based on an alleged or admitted defect of material, workmanship or design or otherwise in or in respect of any products manufactured or produced by Seller prior to the Closing Date, all of which shall constitute Excluded Liabilities, then Purchaser will deliver to Seller a written description of such claim (a "Warranty Claim Request"), and Seller shall proceed to take any remedial action or conduct repairs reasonably necessary to satisfy any such claim in the Seller's discretion In the event that Seller refuses to take such remedial action to satisfy such claim then Purchaser may seek reimbursement by Seller to Purchaser for such claim in accordance with and subject to Section 9.04 (Defense of Claim) hereof. For purposes of this Section
11.06 and for the removal of doubt, warranty claims for products manufactured by Seller shall be the responsibility of Seller and warranty claims for products manufactured by Purchaser shall be the responsibility of Purchaser.

     Section 11.07 Misdirected Receivables. Following September 30, 2005, Seller will promptly forward or remit to Purchaser, by endorsement or otherwise, all collections of receivables erroneously received by Seller and (ii) Purchaser will promptly forward or remit to Seller by endorsement or otherwise, all collections of receivables erroneously received by Purchaser, in each case arising out of sales or shipments on or following September 30, 2005 (i.e., for invoices dated on or after September 30, 2005).

     Section 11.08 Commercial/General Liability Insurance. Until September 30, 2005, Seller will maintain policies in regard to the commercial general liability insurance, with a minimum benefit of at least TwoMillion Dollars ($2,000,000.00) and provide a copy of such policy, and evidence that the premium due has been paid, to Purchaser. Seller further agrees to maintain insurance coverage on the Equipment at an appropriate level until the Equipment is delivered to the possession of Purchaser.

     Section 11.09 Non-Compete. From and after September 30, 2005, Seller and its' affiliates, executive officers and directors shall not directly or indirectly engage anywhere in the Americas in a manufacturing business that competes with the Business for the term of the Distribution Agreement. Notwithstanding anything herein to the contrary, in the event there is a change of control of the Seller's parent company Imperial Industries, Inc., prior to the end of the non-competition term, the non-competition agreement shall expire and shall not be enforceable on Imperial, its successors and any officer or director of Imperial and its subsidiaries. For purposes of this Agreement "Change of Control" means (a) the merger or consolidation, or tender offer or other business combination that results in the stockholders of Imperial prior to such merger, consolidation, tender offer or other business combination holding less than a majority of the voting power of the surviving entity; (b) the sale, conveyance, exchange or transfer of all or substantially all of the assets of Imperial, or (c) the acquisition by any person, entity or "group" within the meaning of ss. 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the combined voting power of Imperial's then outstanding voting securities entitled to vote generally in the election of directors. For the purposes of this definition, "control" shall mean the possession directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities by contract or otherwise. Termination of the non-compete herein based upon a Change of Control shall not affect the obligations of the parties under the Distribution Agreement; provided however, in the event that the Distribution Agreement is terminated then the Non-Compete shall terminate as of the termination of the Distribution Agreement.

                                  ARTICLE XII

                    ASSIGNMENT; THIRD PARTIES; BINDING EFFECT

     The rights under this Agreement are not assignable nor are the duties delegable by a party without the written consent of the other parties first having been obtained, and any attempted assignment or delegation without such consent will be null and void. Notwithstanding the foregoing, Purchaser may assign its rights and obligations hereunder to an affiliate. Nothing contained in this Agreement is intended to convey upon any person or entity, other than the parties and their successors in interest and permitted assigns, any rights or remedies under or by reason of this Agreement unless expressly stated. All covenants, agreements, representations and warranties of the parties contained in this Agreement are binding on and will inure to the benefit of Purchaser and Seller, and their respective successors, heirs and permitted assigns.

                                  ARTICLE XIII

                                    EXPENSES

     Purchaser, on the one hand, and Seller, on the other hand, will bear their own respective expenses, including, without limitation, counsel and accountants' fees, in connection with the preparation and negotiation of, and transactions contemplated under, this Agreement.


                                  ARTICLE XIV

                                     NOTICES

     All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement: (i) when personally delivered; (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back; (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid; or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:

                       To Purchaser:     Degussa Construction Chemicals
                                         Operations, Inc.
                                         23700 Chagrin Boulevard
                                         Beachwood, Ohio  44122-5554
                                         Facsimile No.:  (216) 839-8806
                                         Attention:  Vice President

                                         Degussa Wall Systems, LLC
                                         3550 St. Johns Bluff Road, South
                                         Jacksonville, FL  32224
                                         Facsimile No.: (904) 996-6061
                                         Attention:  President

                       With a copy to:   Degussa Corporation
                                         23700 Chagrin Boulevard
                                         Cleveland, Ohio 44122-5554
                                         Facsimile No.: (216) 839-8813
                                         Attention:  General Counsel

                       To Seller:        Acrocrete, Inc.
                                         c/o Imperial Industries, Inc.
                                         1259 NW 21st Street
                                         Pompano Beach, FL  33069
                                         Facsimile No.: (954) 917-2775
                                         Attention:  Mr. Howard L. Ehler, Jr.

                       With a copy to:   Bryan W. Bauman, P. A.
                                         11820 N. W. 37th Street
                                         Coral Springs, Fl 33065
                                         Attention: Bryan W. Bauman, Esq.
                                         Fax No.: (954) 796-3401

                                   ARTICLE XV

                             REMEDIES NOT EXCLUSIVE

     No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every remedy given under this Agreement or now or subsequently existing, at law or in equity, by statute or otherwise. The election of any one or more remedies by Purchaser, on the one hand, or Seller, on the other hand, will not constitute a waiver of the right to pursue other available remedies.

                                  ARTICLE XVI

                     DISCLOSURE OF CONFIDENTIAL INFORMATION

     Except as may be required by law or necessary in connection with any dealings with any public agency or authority, from and after the Closing Date, neither party hereto will disclose, disseminate, divulge, discuss, copy or otherwise use or suffer to be used, in competition with, or harmful to the interests of, the other party any information (written or oral), documents, lists or other data of or respecting any aspect of the Subject Assets or the Business.

                                  ARTICLE XVII

                                  MISCELLANEOUS

     Section 17.01 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same document.

     Section 17.02 Captions and Section Headings. Captions and Section headings are for convenience only, are not a part of this Agreement and may not be used in construing it.

     Section 17.03 Possession of Subject Assets. Except as otherwise set forth herein, possession of the Subject Assets will be given to Purchaser as set forth in Section 1.01 herein. Possession of the Equipment will be given to Purchaser on the later of a) September 30, 2005 or b) the date on which the Seller ceases production of the Product at its Kennesaw, Georgia facility, but in no case later than December 31, 2005. Notwithstanding anything herein to the contrary, the Seller shall be permitted to continue to manufacture Product until December 31, 2005 as part of the transition of the Subject Assets to the Purchaser. Purchaser will not acquire any title to the Subject Assets until possession has been given to it in accordance with this Section 17.03, and, accordingly, all risk of loss with respect to the Subject Assets will be borne by Seller until possession has been given to Purchaser. Seller agrees that it will not create or allow to be imposed any new lien, encumbrance or other obligation between the Closing Date and the date on which the assets have been delivered to Purchaser.

     Section 17.04 Waivers. Any failure by any of the parties to comply with any of the obligations, agreements or conditions set forth in this Agreement may be waived by the other party or parties, but any such waiver will not be deemed a waiver of any other obligation, agreement or condition contained herein.

     Section 17.05 Right of Inspection. From and after the date of this Agreement to the Closing Date, Seller will give to Purchaser and its counsel, accountants and other representatives, full access during normal business hours to the offices, properties, agreements, records and affairs of Seller that pertain to the Subject Assets, and will furnish copies of all Assumed Contracts and other instruments as Purchaser or its counsel may reasonably request related to the Subject Assets. Such investigation will not affect the warranties and representations and warranties of Seller under this Agreement. All such information will be treated confidentially and will be used only for the purposes intended. If the transactions contemplated under this Agreement do not take place, all documents and other property of Seller will be returned and all disclosures and information given to Purchaser as contemplated under this Agreement will be treated as confidential and not disclosed to other unless disclosed publicly by Seller or other third parties without fault on the part of Purchaser, or unless otherwise required by law.

     Section 17.06 Amendments, Supplements or Modifications. Each of the parties agrees to cooperate in the effectuation of the transactions contemplated under this Agreement and to execute any and all additional documents to take such additional action as is reasonably necessary or appropriate for such purposes.

     Section 17.07 Entire Agreement. This Agreement, including any certificate, schedule, exhibit or other document delivered pursuant to its terms, constitutes the entire agreement between the parties. There are no verbal agreements, representations, warranties, undertakings or agreements between the parties, and this Agreement may not be amended or modified in any respect, except by a written instrument signed by the parties to this Agreement.

     Section 17.08 Governing Law; Jurisdiction. This Agreement shall be governed and construed according to the laws of the State of Florida without giving effect to any choice or conflict of law provision or rule. Each party irrevocably and unconditionally agree that: (a) any suit, action or legal proceeding arising out of or relating to this Agreement and the subject matter thereof shall be brought in the courts of record of the State of Florida or the United States District Courts in Florida, (b) consents to the jurisdiction of each such court in any suit, action or proceeding, and (c) waives any objection to the venue of any suit, action or proceeding in any such court.

     Section 17.09 Knowledge. All references to "knowledge" of a party or "known to" a party means the actual knowledge of a party after reasonable investigation. Actual knowledge of any officer, director or supervisory employee will be imputed to, and deemed to be actual knowledge of, that party, and references to "knowledge" of Seller or "known to" Seller shall be deemed to include the knowledge of each Seller individually or all Seller collectively.

     Section 17.10 Press Releases. Prior to the Closing, neither party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated under this Agreement without the prior consent of the other party first obtained.

     Section 17.11 Affiliate. For purposes of this Agreement, the term "affiliate" or "affiliates" shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.


                                         DEGUSSA CONSTRUCTION CHEMICALS
                                         OPERATIONS, INC.

                                     By: /s/ JERRALD R. KOWTUN
                                         Name:    JERRALD R. KOWTON
                                         Title:   VICE PRESIDENT CONTROLLER


                                         DEGUSSA WALL SYSTEMS, INC.

                                     By: /s/ WILLIAM KASIK
                                         Name:    WILLIAM KASIK
                                         Title:   PRESIDENT


                                         ACROCRETE, INC.


                                     By: /s/ HOWARD L. EHLER, JR.
                                         Name:    HOWARD L. EHLER
                                         Title:   PRESIDENT



                                LIST OF SCHEDULES

Schedules